Exhibit 5.1

Nason, Yeager, Gerson, White & Lioce, P.A.

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, Florida 33410

June 28, 2018

Forward Industries, Inc.
477 Rosemary Ave.
Suite 219
West Palm Beach, Florida 33401

Forward Industries, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Forward Industries, Inc., a New York corporation (the “Registrant”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) relates to the offering and sale by the Registrant of up to 1,000,000 shares of the Registrants Common Stock, to be issued pursuant to awards to be granted under the 2011 Long Term Incentive Plan, as amended.

In connection with this opinion, we have examined such documents and such matters of fact and law as we have deemed necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

The opinions expressed herein are limited to the New York Business Corporation Law, as currently in effect, and we express no opinion as to the effect of any other law of the State of New York or the laws of any other jurisdiction.

Subject to the foregoing and in reliance thereon, it is our opinion that the issuance of the Shares has been duly authorized and, when issued and delivered in accordance with the Plans, the applicable award agreements thereunder and the applicable resolutions of the Board of Directors, and upon receipt by the Registrant of any required payment therefor, if such payment is required by the applicable award agreement, the Shares will be legally and validly issued, fully paid and nonassessable.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement in accordance with the requirements of Form S-8 and the rules and regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”). We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement with the Commission on the date hereof and to the use of the name of our firm in the section entitled “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinion may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Nason, Yeager, Gerson, White & Lioce, P.A.

Nason, Yeager, Gerson, White & Lioce, P.A.